Exhibit a(vii) under for N-1A
                                            Exhibit 3(i) under Item 601/Reg. S-K

                                                 Amd. #16 (file stamped 12/5/05)

                      FEDERATED TOTAL RETURN SERIES, INC.
                             ARTICLES OF AMENDMENT

  Federated Total Return Series, Inc. a Maryland corporation having its principal office in Maryland in the City of Baltimore, Maryland (the "Corporation"), certifies to the Maryland State Department of Assessments and Taxation (the "MSDAT") that:

  FIRST:    The Charter of the Corporation is amended by reducing the number of the Corporation's Federated Ultrashort Bond Fund Institutional Shares, Federated Ultrashort Bond Fund Institutional Service Shares and Federated Ultrashort Bond Fund Class A shares through a one to five (1:5) reverse split ratio for stockholders of record at the time of filing of these Articles of Amendment with the MSDAT.

  SECOND:   Effective as of December 5, 2005:

  a) The Corporation shall effect a five for one reverse stock split (the "Stock Split")for all of the Corporation's Federated Ultrashort Bond Fund Institutional Shares ("Old FUBFIS Shares"), Federated Ultrashort Bond Fund Institutional Service Shares ("Old FUBFISS Shares"), Federated Ultrashort Bond Fund Class A Shares ("Old FUBFA Shares) and, in order to effectuate the Stock Split, (i) each Old FUBFIS Share shall be changed and reclassified into .20 FUBFIS Shares ("New FUBFIS Shares") resulting in a decrease in 229,811,341.506 of Old FUBFIS Shares to 45,962,268.301 shares of New FUBFIS Shares ii) each Old FUBFISS Share shall be changed and reclassified into .20 FUBFISS Shares ("New FUBFISS Shares") resulting in a decrease in 72,387,188.081 of Old FUBFISS Shares to 14,477,437.616 shares of New FUBFISS Shares and iii) each Old FUBFA Share shall be changed and reclassified into .20 FUBFA Shares ("New FUBFA Shares") resulting in a decrease in 70,369,047.564 of Old FUBFA Shares to 14,073,809.513 shares of New FUBFA Shares and iv) each share of Old FUBFIS, Old FUBISS, and FUBFA Share issued and then outstanding as of the date of the Articles of Amendment (the "Effective Date") shall be converted into .20 shares of New FUBFIS Shares, New FUBFISS, and New FUBFFA, respectively.

  b) That as of the Effective Date, all issued and outstanding shares of Old FUBFIS Shares, Old FUBFISS Shares and Old FUBFA shares shall automatically, without any action on the part of the holder thereof, be converted into shares of New FUBFIS, New FUBFISS Shares and New FUBFA Shares respectively and all rights with respect to Old FUBFIS Shares, Old FUBFISS Shares, and Old FUBFA Shares shall terminate, and the stock ledger and the books and records of the Corporation shall be adjusted to reflect the foregoing change.

  THIRD:    The foregoing amendment to the Charter of the Corporation was approved by a majority of the entire Board of Directors of the Corporation; the Charter amendment is limited to a change expressly permitted by Section 2-309 of the Maryland General Corporation Law to be made without action by stockholders; and the Corporation is registered as an open-end company under the Investment Company Act of 1940 as amended.

  FOURTH:   This amendment does not increase the authorized capital stock of the
Corporation and does not amend the description of any class of stock as set forth in the Charter.



  IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested by its Assistant Secretary, as of the ____ day of November, 2005.


  The undersigned, J. Christopher Donahue, President of the Corporation, hereby acknowledges in the name and on behalf of the Corporation that the foregoing Articles of Amendment are the act of the Corporation and that to the best of his knowledge, information, and belief, all matters and facts set forth relating to the authorization and approval of these Articles of Amendment are true in all material respects, and that this statement is made under penalties of perjury.


                                           FEDERATED TOTAL RETURN SERIES, INC.


                                           By:  /s/ J. Christopher Donahue

                                                 Name: J. Christopher Donahue

                                                 Title: President


ATTEST:

/s/ Andrew P. Cross
Name: Andrew P. Cross
Title: Assistant Secretary








                                      - 1 -